The Annual Meeting of Shareholders of the Fund was held on July 20, 2009. Holders of the Fund's auction market preferred shares, par value $0.01 per share, liquidation preference $25,000 per share ("Preferred Shares") voted on the election of a Class II Trustee. Holders of the Preferred Shares and holders of the Fund's common shares of beneficial interest, par value $0.01 per share ("Common Shares") voted together as a single class on the election of Class II Trustees.

Voting results with respect to the election of Class II Trustee by holders of Preferred Shares voting as a separate class are set forth below:

Name                                             # of Shares in Favor                 # of Shares Withheld
--------------------------------------- ------------------------------------ -------------------------------------
L. Kent Moore                                          4,025                                  81
--------------------------------------- ------------------------------------ -------------------------------------

Voting results with respect to the election of Class II Trustees by holders of Preferred Shares and holders of Common Shares voting as a single class are set forth below:

Name                                             # of Shares in Favor                  # of Shares Withheld
--------------------------------------- ------------------------------------ -------------------------------------
Matthew J. Appelstein                               14,186,231                             897,704
--------------------------------------- ------------------------------------ -------------------------------------
Ronald A. Nyberg                                    14,189,028                             894,907
--------------------------------------- ------------------------------------ -------------------------------------

The terms of the following Trustees of the Fund did not expire in 2009, Randall
C. Barnes, Robert M. Hamje, Steven D. Cosler, Nicholas Dalmaso, and Ronald E. Toupin, Jr.